EXHIBIT 99.1

American Land Lease Announces First Quarter 2003 Financial Results

CLEARWATER, Fla., May 7 /PRNewswire/ — American Land Lease, Inc. (NYSE: ANL - news) today released results for first quarter 2003 and expectations for second quarter 2003.

Summary Financial Results

•	Diluted Earnings Per Share (“Diluted EPS”) were $0.26 for the three month period ended March 31, 2003 as compared to $0.20 from the same period one year ago.

•	Funds from Operations (“FFO”) were $2.6 million, or $0.33 per diluted common share, for the quarter compared to $2.2 million, or $0.29 per diluted common share from the same period one year ago.

•	Unit volume in home sales reached a new high with 98 new home closings, including 90 new homes sold on expansion home sites.

•	“Same Store” results provided a revenue increase of 7.9%, an expense increase of 2.6% and an increase of 10.8% in Net Operating Income.

•	Physical occupancy at March 31, 2003 was 5,945 sites or 96.7%, as compared to 5,895 sites or 96.8% as of December 31, 2002.

Management Comments

Bob Blatz, President of American Land Lease, commented, “We are pleased to report higher than expected results for the quarter. This reflects better than projected performance of our home sales division, the resulting positive effect that absorption is having on our property operations, and better than projected results from our seasonal activities of recreational vehicle site leasing and golf operations. Our investments in high quality senior communities continue to perform well in the current environment.”

Mr. Blatz added, “As we look towards the balance of 2003, we will continue to rely on our development and home sales operations as the primary drivers of earnings growth and value creation. In addition to these efforts, management continues to focus on controlling costs, at both the property and corporate (G&A) levels. Our outlook for the Company is good, as the market for high quality retirement communities continues to bring us significant levels of traffic and we expect our home sales and absorption momentum to continue.”

Dividend Declaration

As stated in an earlier release, the Board of Directors declared a regular first quarter dividend of $0.25 per share payable on May 22, 2003, to stockholders of record on May 7, 2003. The Company continues to offer a dividend reinvestment and stock purchase plan (DRIP) which allows stockholders of the Company to reinvest dividends paid on shares of Company common stock and make optional cash investments in additional shares of Company common stock at a discount. Stockholders can contact the Company to obtain information how to participate in the DRIP. (Point of Contact: Debbie Lollar, (727) 726-8868)

The Board of Directors reviews the dividend policy quarterly. The Company’s dividend is set quarterly and is subject to change or elimination at any time. The Company’s primary financial objective is to maximize long term, risk adjusted returns on investment for shareholders. While dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors including the Company’s profitability, capital expenditure plans, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. The Company’s net operating loss may be used to offset all or a portion of its REIT taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

Operational Results

First Quarter Property Operations

First quarter revenue from property operations was $6,756,000 as compared to $6,246,000 from the same period one year ago, an 8.2% increase. First quarter property operating expenses totaled $2,653,000 as compared to $2,600,000 from the same period one year ago, a 2.0% increase. The Company realized significant increases in rental income driven by the implementation of annual rental rate increases, the absorption of new home sites through its home sales efforts, and improved collections of tenant accounts. Property operating expenses increased as compared to the same period in the prior year driven primarily by increases in property taxes, utility costs, and non-recurring costs associated with storm damage and a wastewater regulatory fine offset by improved golf operations and reductions in property management overhead. Within the reductions in property operating overhead costs were savings from the elimination of duplicate information systems that were present in the 2002 period. The Company had maintained two information systems during the 2002 period in conjunction with its decision to centralize the Company’s corporate headquarters in Clearwater, Florida. The relocation was completed in the second quarter of 2002, eliminating the duplicate information systems cost for future periods. The combination of increased revenue and static expenses resulted in an overall improvement in property operating margins from 58% in the prior year’s first quarter to 61% in the current quarter.

“Same Store” Results

First quarter “same store” results reflect the results of operations for properties and golf courses owned for both the current and prior year periods. The same store properties account for 98% of the property operating revenues for the first quarter of 2003. We believe that same store information provides the ability to understand the changes in profitability for properties owned during both reporting periods that could not be obtained from a review of the consolidated income statement in periods where properties are acquired.

The same store results are as follows:

1Q03
Revenue	7.9%

Expense	2.6%

Net Operating Income	10.8%

We derive our increase in property revenue from (i) increases in rental rates and other charges at our properties and (ii) through the origination of leases on expansion home sites (absorption). We believe that “same site” information provides the ability to understand the changes in profitability related to the newly leased sites. “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period as applied to the same store properties. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from and is not intended to represent an alternative measure of operating income or cash flow or any other measure of performance as determined in accordance with generally accepted accounting principles (“GAAP”).

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year is attributable to newly leased sites in its calculation of same site results. We have allocated the costs attributable to the windstorm damage and the wastewater regulatory fine to same site expenses. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site, absorption, golf operations and total same store results are as follows:

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	3.8%	4.1%	—	7.9%

Expense	3.7%	1.2%	(2.3%)	2.6%

NOI	3.9%	5.7%	1.2	10.8%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses as determined under GAAP for the three months ended March 31, 2003 and 2002 is reflected in the table below (in thousands):

		Three Months Ended March 31, 2003	Three Months Ended March 31, 2002	Change	% Change	Relative % Change(1)
Same site rental revenues		$6,029	$5,796	$233	4.0%	3.8%
Absorption rental revenues		263	9	254	2822%	4.1%
Same site golf revenues		338	339	(1)	(0.3%)	—

Same store revenues	A	6,630	6,144	486	7.9%	7.9%

Revenues other than same store		126	102	24	23.5%

Total property revenues	C	$6,756	$6,246	$510	8.2%

Same site rental expenses		$1,884	$1,804	$80	4.4%	3.7%
Absorption rental expenses		25	—	25	100.0%	1.2%
Same site golf expenses		303	351	(48)	(13.7%)	(2.3%)

Same store expenses	B	2,212	2,155	57	2.6%	2.6%

Expenses other than same store		441	445	(4)	(0.9%)

Total property operating expenses	D	$2,653	$2,600	$53	2.0%

Same Store net operating income	A-B	$4,418	$3,989	$429	10.8%

Total net operating income	C-D	$4,103	$3,646	$457	12.5%

(1)	Relative % change is computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2002 period.

First Quarter Home Sales Operations

First quarter new home sales volume was 98 closings, a 69% increase from the 58 closings from the same period in the prior year. Average selling price per home was $79,000 as compared to $72,000 in the same period in the prior year, a 9.7% increase. The increase in closings compared to the prior year was balanced across the Company’s expansion communities, with increases in twelve communities and decreases in three communities. Brokerage volumes were flat with prior year’s results. Selling margins improved to 26.7% in the quarter. This increase was driven by increased selling prices, increased manufacturer rebates associated with higher purchasing volumes, the realization of higher selling prices through lot premiums at one community and the initial impact of cost savings efforts in home construction. These increases in revenue and cost savings were offset by increases in cost of homes purchased. Selling costs as a percentage of sales revenue decreased from 29% in the prior year’s period to 23% in the current year, reflecting better leverage of fixed costs in the home sales business. The backlog of contracts for closing stood at 145 homes sales, an increase in 80 contracts from the same period in the prior year.

Comparison of Forecast

The table below highlights the comparison of the Company’s financial outlook for first quarter 2003 and its actual results:

	1st Quarter 2003 Actual	1st Quarter 2003 Projected
FFO	$0.33	$0.31
AFFO	$0.31	$0.29
Diluted Earnings Per Share	$0.26	$0.22
Same Store Sales
Revenue Growth	7.9%	6.5 to 8.5%
Expense Growth	2.6%	4.0% to 6.0%
NOI Growth	10.8%	7.5% to 9.5%
Home Sales Operating Income	$339,000	$90,000
General and Administrative Expenses	$618,000	$556,000
Other Income	$296,000	$74,000
Capital Replacements (per site)	$30	$25
Depreciation	$650,000	$670,000

The table below highlights the Company’s financial outlook as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases:

2nd Quarter 2003 Projected
FFO	$0.29 to $0.31
AFFO	$0.27 to $0.29
Diluted Earnings Per Share	$0.20 to $0.22
Same Store Sales
Revenue Growth	6.8% to 8.5%
Expense Growth	4.0% to 6.0%
NOI Growth	7.8% to 9.7%
Home Sales Operating Income	$100,000
General and Administrative Expenses	$655,000
Other Income	$74,000
Capital Replacements (per unit)	$28
Depreciation	$675,000

Based on the outlook provided above, diluted earnings per share for the second quarter 2003 is expected to be $0.20 to $0.22 (FFO of $0.29 to $0.31) and for the full year 2003 is expected to be $0.90 to $0.92 (FFO of $1.25 to $1.27), resulting in an FFO growth rate of 4.1%. This represents an increase of $0.02 for earnings and FFO above the annual projection provided last quarter. The Company’s projected results for second quarter of 2003 and full year 2003 include the impact of the continuing transition from its prior mortgage business, increased corporate governance costs, changing its method for accounting for equity-based compensation, and implementation of the High Performance Stock Plan. As the Company nears completion of its transition from the mortgage and other previous businesses to the land lease business, the Company is projecting a total decrease of $700,000 in other income for 2003 as compared to 2002 – equivalent to an $0.09 per share reduction in FFO. The change in accounting method for equity-based compensation reduced 2003 projected earnings in excess of $0.02 per share. The Company’s Board of Directors and its Chief Executive Officer continue to be paid in equity and all equity-based compensation is expensed within the 2003 projections.

The Company’s earnings estimates would be adversely impacted by a reduction in home sales volume. Home sales volumes are dependent upon a number of factors, including consumer confidence and consumer access to financing sources. The financial and operating projections provided in this release are the result of management’s consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience.

As of the date of this press release, the SEC and NYSE have not finalized all of the additional regulatory and administrative requirements resulting from recently passed legislation. When all of those requirements are finalized, the Company can complete its assessment of the impact of such requirements on its annual or quarterly earnings projections.

New Home Sales and Sites Leased

The Company saw increased activity in both its closings and contracts written for first quarter 2003 as compared to the same period in 2002. The Company closed 98 home sales in first quarter 2003, an increase of 69% over 2002 period. The Company remains committed to its program of generating continued revenue growth through new lease originations in its existing portfolio. The home sales business continues to provide the Company with additional earning home sites that have a greater return on investment than is currently available through the purchase of occupied communities.

Summary of home sales activity:

	Quarter ended March 31, 2003	Quarter ended March 31, 2002
New home closings	98	58
New home contracts	171	87
Home resales	14	3
Brokered home sales	45	44
New home contract backlog	145	65

In addition to the 98 home sales closed, the Company generated 171 contracts for future sales, bringing the total backlog to 145 homes at March 31, 2003. The average new home selling price increased 9.7% to $79,000 in the first quarter 2003 as compared to $72,000 in the first quarter of 2002.

The Company continued to make significant expenditures in marketing in anticipation of generating increased future sales volumes at its sales operations at Riverside Club and in its Arizona Communities. Management continues to project that the home sales business is marginally profitable at an annual sales rate of 300 new homes.

Financing Activity

The Company closed $7.0 million in non-recourse property loans during the quarter that provide for a 10-year term on an interest only basis priced at LIBOR plus 2.5%, resulting in an initial rate of 3.76%.

The Company completed the increase of its current floor plan facility from $8.5 million to $11.0 million in response to increased home sales volumes. In addition, the Company’s previous floor plan was consolidated with the current floor plan facility. All other terms of the facility remain as previously disclosed.

Subsequent to March 31, 2003, the Company obtained commitments for $7.0 million in non-recourse property loans that provide for a 10-year term on an interest only basis at LIBOR plus 2.5%.

Development Activity

Development activity throughout the quarter continued as the Company initiated construction of new phases at its Savanna Club property. This activity follows the completion and opening of a new resort-style clubhouse/lifestyle center in early January 2003. In addition, in response to increased activity at its Riverside Community as it promoted “The Bluffs,” a new subdivision within the community, the Company accelerated engineering on the next phase of construction.

High Performance Stock Award

As an additional step in furtherance of the Company’s goal of (i) increasing the Company’s adjusted funds from operations, dividend income and share price by making share ownership the primary economic motivation of its management and of (ii) retaining and recruiting senior management and officers, effective 2003, the Company made a grant of performance based restricted stock whereby the Company issued restricted common stock (the “HPS shares”) under the terms of the 1998 Stock Incentive Plan. The Company currently intends to utilize the grant of performance based restricted stock over a three year period, as described below. Future HPS grants and the terms thereof will be subject to approval of the Board of Directors.

The HPS shares vest based upon the extent, if any, that the total return realized by shareholders exceeds the ten-year average total return of the Equity REIT Index, as reported by the National Association of Real Estate Investment Trusts (“NAREIT”). Total return is defined as the total of the closing price at year-end plus any dividends paid less the closing price for the prior year-end. The total return for the Company is measured over a three-year period that ends on the final valuation date. To the extent that shares are not vested as of the final valuation date, such shares are forfeited and are returned to the Company. Vesting is achieved ratably on the final valuation date to the extent that excess value has been realized. In order for management to earn vesting in all of the HPS shares for a given final valuation date, the actual total return to shareholders for the three-year period is required to exceed the ten year average total return of the Equity REIT Index by 5%.

The 2003 HPS grant was 50,000 shares with a final measurement date of December 31, 2005. The Equity REIT Index total return was 10.53% for the period ending December 31, 2002. For the 2003 HPS grant to fully vest, the actual total return over the three-year period is required to be 15.53%. If the actual total return is between 10.53% and 15.53% then a ratable portion of the shares would vest (for example, one half of the shares would vest if the actual total return is 13.03%). If the actual total return does not exceed 10.53%, all shares would be forfeited, but none of the dividends paid during the three-year period would be forfeited. The plan will be submitted for shareholder approval at the 2004 Annual Meeting.

For the three months ended March 31, 2003, the Company has provided compensation expense of $71,000 related to the above award.

American Land Lease, Inc. is a real estate investment trust (REIT) that holds interests in 28 manufactured home communities with 6,150 operational home sites, 1,033 developed expansion sites, 1,543 undeveloped expansion sites and 129 recreational vehicle sites.

Some of the statements in this press release, as well as oral statements made by the Company’s officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include projections of the Company’s cash flow, dividends and anticipated returns on real estate investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include: general economic and business conditions; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company’s Securities and Exchange Commission filings.

Management will hold a teleconference call, Thursday, May 8, 2003 at 4:00 p.m. Eastern to discuss first quarter 2003 results. You can participate in the conference call by dialing, toll-free, (800) 374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease first quarter 2003 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 8:00 p.m. EST, May 8, 2003 until midnight on May 15, 2003. To access the replay, dial toll free, (800) 642-1687 and request information from conference ID 9818106.

Contact:	Robert G. Blatz, President (727) 726-8868
Shannon E. Smith, Chief Financial Officer (727) 726-8868

SOURCE: American Land Lease, Inc.

Funds From Operations:

In addition to reviewing financial measures determined in accordance with generally accepted accounting principles (“GAAP”), we assess the performance of the business by using several generally accepted industry financial measures, including funds from operations and adjusted funds from operations, which are defined below. We believe these measures provide useful information regarding our performance, but these measures should not be considered alternatives to net income or net cash flow from operating activities, as determined in accordance with GAAP.

The Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) defines Funds From Operations (“FFO”) as net income or loss, computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We calculate FFO beginning with the NAREIT definition and include adjustments for the minority interest in the Operating Partnership owned by persons other than us. FFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. FFO is not intended to replace net income or net cash provided by operating activities as determined under GAAP.

We define Adjusted Funds From Operations (“AFFO”) as FFO less capital replacement spending. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property, and AFFO also reflects that capital expenditures are necessary to maintain or improve the associated real estate assets. AFFO is not intended to replace net income or net cash provided by operating activities as determined under GAAP.

Our reconciliation of FFO and AFFO to GAAP net income is shown in the table below:

Reconciliation of GAAP Net Income to FFO and AFFO

	Three Months Ended March 31,
	2003	2002
Net Income	$1,841	$1,361
Minority interest in operating partnership	265	195
Real estate depreciation	650	631
Recovery of common stock escrowed to secure management contracts(1)	(227)	—
Discontinued operations:
Real estate depreciation	1	10
Minority interest in operating partnership attributed to discontinued operations	(2)	5
Loss (gain) on sale of property, net of minority interest in operating partnership	86	—
Depreciation from unconsolidated real estate partnerships	13	—

Funds From Operations (FFO)	$2,627	$2,202

Capital Replacements	$215	$182

Adjusted Funds from Operations (AFFO)	$2,412	$2,020

Weighted average common shares and OP Units outstanding	7,878	7,716

Per Common Share and OP Unit:
FFO:	$0.33	$0.29
AFFO:	$0.31	$0.26
Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	75.8%	86.2%
AFFO:	80.6%	96.2%
Distribution payout net of DRIP reinvestment
FFO:	69.1%	86.2%
AFFO:	73.5%	96.2%

(1)	The Company acquired certain third party management contracts in 1997 through the issuance of common stock. The terms of the purchase agreement provided that the common stock was issued under an escrow agreement that provided for a ratable release of the common stock based upon the continued existence of the third party management contracts. The property owner cancelled the management contracts effective January of 2003 and under the terms of the escrow agreement approximately 16,000 shares of common stock were returned to the Company. The Company’s basis in these third party contracts had been fully amortized to expense in prior years. The Company recorded the forfeiture of the common stock as increases to treasury stock and other income in the three months ended March 31, 2003. This element of net income has been excluded in arriving at FFO as the ratable amortization of the Company’s basis in the contracts was excluded in arriving at FFO in prior periods. The forfeiture of common stock associated with third party management contracts did not occur in the past two years and no additional common stock is subject to contractual escrow agreements at March 31, 2003.

Portfolio Summary:

	Operational Home sites	Developed Home sites	Undeveloped Home sites	RV Sites	Total
As of December 31, 2002	6,090	1,123	1,543	129	8,885
Properties developed	—	—	—	—	—
New Lots Purchased	1	—	—	—	1
Lots Sold	(31)	—	—	—	(31)
New leases originated	90	(90)	—	—	—

As of March 31, 2003(1)	6,150	1,033	1,543	129	8,855

(1)	As of March 31, 2003, 5,945 of these operational home sites were occupied

Occupancy Roll Forward

	Occupied Home sites	Operational Home sites	Occupancy
As of December 31, 2002	5,895	6,090	96.8%
New home sales	98	90
Used home sales	14	—
Used homes acquired	(21)	—
Lots Sold	(31)	(31)
Lots Purchased	—	1
Homes removed from previously leased sites	(10)	—

As of March 31, 2003	5,945	6,150	96.7%

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Real estate, net of accumulated depreciation of $18,223 and $17,827, respectively, including real estate under development of $40,081 and $40,053, respectively	$209,081	$207,500
Cash and cash equivalents	2,422	1,223
Inventory	11,689	10,101
Investment in unconsolidated real estate partnerships	1,687	1,684
Other assets, net	8,958	8,335

Total Assets	$233,837	$228,843

LIABILITIES
Secured long-term notes payable	$103,588	$97,201
Secured short-term financing	17,228	19,118
Accounts payable and accrued liabilities	7,654	7,552

	128,470	123,871

MINORITY INTEREST IN OPERATING PARTNERSHIP	13,320	13,130

STOCKHOLDERS’ EQUITY
Preferred stock, par value $.01 per share, 1,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $.01 per share; 12,000 shares authorized; 8,718 and 8,649 shares issued; 6,992 and 6,939 shares outstanding (excluding treasury stock), respectively	87	86
Additional paid-in capital	281,607	280,665
Notes receivable from officers re common stock purchases	(845)	(848)
Deferred compensation re restricted stock	(1,033)	(396)
Dividends in excess of accumulated earnings	(161,157)	(161,280)
Treasury stock, 1,726 and 1,710 shares at cost, respectively	(26,612)	(26,385)

	92,047	91,842

Total Liabilities and Stockholders’ Equity	$233,837	$228,843

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002
RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$6,418	$5,907
Golf course operating revenues	338	339

Total property operating revenues	6,756	6,246
Property operating expenses	(2,350)	(2,249)
Golf course operating expenses	(303)	(351)

Total property operating expenses	(2,653)	(2,600)
Depreciation	(650)	(631)

Income from rental property operations	3,453	3,015
SALES OPERATIONS
Home sales revenue	7,890	4,207
Cost of home sales	(5,784)	(3,289)

Gross profit on home sales	2,106	918
Commissions earned on brokered sales	126	119
Commissions paid on brokered sales	(65)	(65)

Gross profit on brokered sales	61	54

Selling and marketing expenses	(1,828)	(1,224)

Income (loss) from sales operations	339	(252)
General and administrative expenses	(618)	(468)
Interest and other income	296	307
Interest expense	(1,284)	(1,096)
Equity in income (losses) of unconsolidated real estate partnerships	20	16

Income before minority interest in Operating Partnership	2,206	1,522
Minority interest in Operating Partnership	(265)	(195)

Income from continuing operations	1,941	1,327
DISCONTINUED OPERATIONS:
(Loss) Income from discontinued operations, net of minority interest	(14)	34
(Loss) gain on sale of property, net of minority interest	(86)	—

(Loss) income from discontinued operations	(100)	34

Net Income	$1,841	$1,361

Basic earnings from continuing operations	$0.28	$0.19
Basic (loss) earnings from discontinued operations	(0.01)	0.01

Basic earnings per share	$0.27	$0.20

Diluted earnings from continuing operations	$0.28	$0.19
Diluted (loss) earnings from discontinued operations	(0.02)	0.01

Diluted earnings per share	$0.26	$0.20

Weighted average common shares outstanding	6,839	6,656

Weighted average common shares and common share equivalents outstanding	6,951	6,728

Dividends paid per share	$0.25	$0.25